UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 10, 2006

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 450-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, on May 18, 2006 Broadcom Corporation commenced a voluntary review of its equity award practices. The review, which covers option grants and other equity awards since the company’s initial public offering in 1998, is being directed by the Audit Committee of the Board of Directors with the assistance of the company’s outside counsel. At this time, the review has not been completed and is ongoing, and the Audit Committee has not reached any final conclusions.

Although the review is ongoing, the Audit Committee has preliminarily concluded that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), the accounting measurement dates for certain stock options grants awarded during the years 2000-2002 differ from the measurement dates previously used for such awards. Specifically, the Committee has determined that, as to the affected grants, allocations to individual recipients and/or formal corporate approvals had not been completed as of the original accounting measurement dates. As a result, new accounting measurement dates will apply to the affected option grants.

Consequently, Broadcom presently expects to record additional non-cash stock-based compensation expense. Although the review is ongoing, and the company is not yet in a position to quantify the expected adjustments, it is currently estimated that the aggregate additional non-cash stock-based compensation expense to be recorded pursuant to APB 25 is likely to be in excess of $750 million. The company currently believes that substantially all of that non-cash expense will be recorded in the years 2000-2003.

The company presently expects to restate its financial statements for each of the years ended December 31, 2000 through December 31, 2005 as well as for the first quarter of 2006.

On July 10, 2006 the Audit Committee determined, with the concurrence of Ernst & Young, that the company’s financial statements and the related reports of Ernst & Young, and all earnings press releases and similar communications issued by the company, relating to periods after 1999 should not be relied upon pending completion of the restatements.

Any additional non-cash stock-based compensation expense recorded for the periods in question would have the effect of decreasing income from operations, net income, and net income per share (basic and diluted) in periods in which the company reported a profit, and increasing loss from operations, net loss, and net loss per share in periods in which the company reported a loss. The Audit Committee presently believes that the additional non-cash stock-based compensation expense under APB 25 will not affect the company’s current cash position or financial condition or previously reported revenues and will be offset by corresponding increases in additional paid-in capital, thus leaving shareholders’ equity unaffected.

The preliminary additional non-cash stock-based compensation expense amount set forth above has been estimated in accordance with the provisions of APB 25 and related interpretations and does not reflect additional expense amounts to be determined based upon the provisions of any other accounting standard or rule that may be applicable to the periods under review. Additional non-cash stock-based compensation expense will also be recorded in the first quarter of 2006 pursuant to the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R). For periods prior to 2006, adjustments will be required to the company's calculations of pro forma net income (loss) and net income (loss) per share information contained in the footnotes to its financial statements pursuant to the disclosure-only alternative method of SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation (SFAS 123). Broadcom has not yet completed its assessment of the amount or timing of any such additional expenses or adjustments. The company also has not yet completed its assessment of the tax implications of any adjustments.

Because the company's equity award review and Ernst & Young’s audit or review of the results thereof have not been completed, it is possible that additional issues may be identified for one or more of the periods under review (1998 to present).

On July 14, 2006 Broadcom issued a related press release announcing the planned restatements and providing an interim report on the equity award review. The full text of the press release is attached as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated July 14, 2006 of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

July 14, 2006	By:	/s/ William J. Ruehle

Name: William J. Ruehle
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated July 14, 2006 of the Registrant.